As filed with the Securities and Exchange Commission on October 19, 2023

Registration No. 333-260571

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2
to
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OTONOMO TECHNOLOGIES LTD.
(Exact Name of Registrant as Specified in its Charter)

State of Israel (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

Otonomo Technologies Ltd.
16 Abba Eban Blvd.
Herzliya Pituach 467256, Israel
+(972) 52-432-9955
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Lynch John M. Greer Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Tel: (713) 546-5400	Joshua G. Kiernan Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF United Kingdom Tel: (+44) (20) 7710-1000	Amir Raz Perry Wildes Gross & Co. One Azrieli Center Tel Aviv 6701101, Israel Tel: +972 (3) 607-4444

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) relates to the Registration Statement on Form F-1 originally filed by Otonomo Technologies Ltd., a company organized under the laws of the State of Israel (“Otonomo”), with the U.S. Securities and Exchange Commission (the “SEC”) on May 6, 2022 (File No. 333-264771), which was declared effective on May 13, 2022, as amended by Post-Effective Amendment No. 1 to Form F-1 on Form F-3 filed with the SEC on September 22, 2022, which converted the Registration Statement on Form F-1 into a Registration Statement on Form F-3, which was declared effective on October 7, 2022 (the “F-3 Registration Statement”).

Pursuant to the provisions of Rule 429 under the Securities Act, as amended (the “Act”), this Post-Effective Amendment also relates to (i) the Registration Statement on Form F-1 originally filed by Otonomo with the SEC on August 30, 2021 (File No. 333-259144), which was declared effective on September 8, 2021 (the “August Registration Statement”) and (ii) the Registration Statement on Form F-1 originally filed by Otonomo with the SEC on October 29, 2021 (File No. 333-260571), which was declared effective on November 3, 2021 (together with the August Registration Statement and the F-3 Registration Statement, the “Registration Statement”).

The Registration Statement registered (i) the issuance by Otonomo of up to 13,824,976 ordinary shares, no par value per share (“Ordinary Shares”) and (ii) the resale, from time to time, by the selling securityholders named therein or their pledgees, donees, transferees, or other successors in interest, of (a) up to 49,482,066 Ordinary Shares, (b) up to 5,200,000 warrants and (c) up to 5,200,000 Ordinary Shares issuable upon exercises of warrants Otonomo issued to certain of the selling securityholders.

Pursuant to the Agreement and Plan of Merger, dated as of February 9, 2023, by and among Otonomo, U.O Odyssey Merger Sub Ltd., a company organized under the laws of the State of Israel (“Merger Sub”), and Urgent.ly Inc., a Delaware corporation (“Urgently”), on October 19, 2023, Merger Sub merged with and into Otonomo, with Otonomo continuing as the surviving company and a wholly owned subsidiary of Urgently (the “Merger”), and each outstanding Ordinary Share was converted into the right to receive 0.51756 shares of common stock, par value $0.001 per share, of Urgently.

In connection with the Merger, Otonomo is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by Otonomo pursuant to Item 512(a)(3) of Regulation S-K to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, Otonomo hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.
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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on October 19, 2023.

OTONOMO TECHNOLOGIES LTD. By: /s/ Ben Volkow Name: Ben Volkow Title: Chief Executive Officer

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Otonomo Technologies Ltd. has signed this Post-Effective Amendment No. 2 on October 19, 2023.

By: /s/ Colleen De Vries Name: Colleen De Vries Title: SVP on behalf of Cogency Global Inc.

NO OTHER PERSON IS REQUIRED TO SIGN THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT IN RELIANCE ON RULE 478 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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